Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Altamira Therapeutics Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Common shares, par value $0.002 per share (1)	Other	1,696,687	$0.08235	$139,722.17	0.00015310	$21.39
Total Offering Amounts					$139,722.17		$21.39
Total Fee Offsets (3)							-
Net Fee Due							$21.39

(1)	Covers 1,696,687 of our common shares, par value USD 0.002 per share (the “Common Shares”), issuable under the Altamira Therapeutics Ltd. Equity Incentive Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional Common Shares that become issuable under the Plan in respect of the securities identified in the above table by reason of any stock split, stock dividend, antidilution provisions, and similar transactions.

(2)	Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price on the OTCQB Market on March 31, 2025.

(3)	The Registrant does not have any fee offsets.